Chemtura Press Release

Contacts

Investors:
Dalip Puri
Vice President, Investor Relations and Treasurer
(203) 573-2153

Media:
John Gustavsen
Manager, Corporate Communications
(203) 573-3224

Chemtura Commences Tender Offer and Consent Solicitation
for Outstanding 7.875% Senior Notes due 2018

PHILADELPHIA, PA, June 10, 2013 — Chemtura Corporation (NYSE/EuroNext Paris: CHMT) (the “Company”) announced today that it has commenced a cash tender offer and consent solicitation with respect to any and all of its outstanding $455.0 million aggregate principal amount of 7.875% Senior Notes due 2018 (the “Notes”) on the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement, dated June 10, 2013 (the “Offer to Purchase”).

In connection with the tender offer, the Company is soliciting consents from the holders of the Notes to certain proposed amendments that would eliminate substantially all of the restrictive covenants, certain events of default and related provisions contained in the indenture governing the Notes. The proposed amendments will be set forth in a supplemental indenture that is described in more detail in the Offer to Purchase. The supplemental indenture will not be executed unless and until the Company has received consents from holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”). The proposed amendments will not become operative unless and until the Company has purchased the Notes pursuant to the tender offer on the early settlement date described below. Holders who tender Notes will be deemed to consent to the proposed amendments, and holders who consent will be required to tender their Notes.

The tender offer will expire at 11:59 p.m., New York City time, on July 8, 2013, unless extended or earlier terminated by the Company in its sole discretion (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”). Subject to the terms and conditions set forth in the Offer to Purchase, holders who validly tender their Notes on or prior to 5:00 p.m., New York City time, on June 21, 2013, unless extended (such date and time, as the same may be extended, the “Consent Date”), will receive the total consideration of $1,117.50 per $1,000 principal amount of Notes accepted for purchase, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. The Company intends to pay the total consideration, plus accrued and unpaid interest up to, but not including, the date of payment, on the early settlement date, which is expected to occur after the Consent Date but prior to the Expiration Date, assuming satisfaction or waiver of the conditions to the tender offer and consent solicitation. Holders who validly tender their Notes after the Consent Date but on or prior to the Expiration Date will receive the tender offer consideration of $1,087.50 per $1,000 principal amount of Notes accepted for purchase, plus accrued and unpaid interest up to, but not including, the date of payment, on the final settlement date, which is expected to occur promptly following the Expiration Date, assuming satisfaction or waiver of the conditions to the tender offer and consent solicitation. Holders of Notes tendered after the Consent Date will not receive the consent payment.

Tendered Notes may be validly withdrawn and consents may be validly revoked at any time on or prior to the earlier of (i) the date and time the Requisite Consents are received and (ii) 5:00 p.m., New York City time, on June 21, 2013, unless extended, but not thereafter, except where the Company elects to allow such withdrawal or in limited circumstances where withdrawal rights are required by law.

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions that are more fully described in the Offer to Purchase, including, among others, the consummation of a future offering of unsecured senior debt securities by the Company, on terms and conditions acceptable to the Company, in its sole discretion, yielding net proceeds in an amount sufficient to fund all of its obligations under the tender offer and consent solicitation.

Citigroup Global Markets Inc. is acting as the dealer manager and solicitation agent and D.F. King & Co., Inc. is acting as the tender agent and information agent for the tender offer and consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 829-6551 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer and consent solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell or a solicitation of consents with respect to any securities, and should not be deemed to be an offer to sell or a solicitation of an offer to buy any securities of the Company in the proposed refinancing transaction or any other transaction. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the dealer manager and solicitation agent, the tender agent and information agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

About Chemtura Corporation

Chemtura Corporation, with 2012 net sales of $2.6 billion,1 is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

[1] 2012 net sales of $2.6 billion reflects discontinued operations treatment for the sale of Chemtura’s Antioxidants business.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Exchange Act of 1934, as amended. The forward-looking statements contained in this press release include, but are not limited to, statements related to the consummation of the tender offer and consent solicitation, which is subject to, and conditioned on, the satisfaction or waiver of certain conditions, including the successful completion of a proposed refinancing transaction and other customary conditions. There can be no assurance that the refinancing transaction or the tender offer and consent solicitation will ultimately be consummated as described or at all. These statements are based on the Company’s estimates and assumptions and on currently available information.

The Company’s forward-looking statements include information concerning possible or assumed future results, and the Company’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. The Company undertakes no duty to update any forward-looking statements to conform the statements to actual results or changes in its operations.

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